Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our reports dated September 11, 2007, relating to the consolidated financial statements of Standex International Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”), and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Standex International Corporation for the year ended June 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 7, 2007